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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:  Hach Company and Subsidiaries
     Registration on Form S-8


We are aware that our report dated August 17, 1995 on our review of interim financial information on Hach Company and Subsidiaries for the three months ended July 29, 1995, and included in this quarterly report on Form 10-Q for the quarter then ended, is incorporated by reference into the registration statements of Hach Company and Subsidiaries on Form S-8 (File No. 33-39019) and Form S-8 (File No. 33-90584). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of
Section 7 and 11 of that Act.



COOPERS & LYBRAND L.L.P.

Denver, Colorado
August 17, 1995